UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 17, 2025

Kyverna Therapeutics, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-41947	83-1365441
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5980 Horton St., STE 550
Emeryville, California	94608
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (510) 925-2492

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.00001 per share	KYTX	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On December 17, 2025, Kyverna Therapeutics, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with J.P. Morgan Securities LLC, Leerink Partners LLC and Morgan Stanley & Co. LLC as the representatives (the “Representatives”) of the several underwriters named therein (the “Underwriters”), relating to the issuance and sale in an underwritten public offering (the “Offering”) of an aggregate of 13,333,333 shares of common stock, par value $0.00001 per share, of the Company (“Common Stock”). The public offering price is $7.50 per share of Common Stock and the Underwriters have agreed to purchase the shares of Common Stock pursuant to the Underwriting Agreement at a price of $7.05 per share of Common Stock. Under the terms of the Underwriting Agreement, the Company also granted to the Underwriters an option, exercisable in whole or in part at any time for a period of 30 days from the date of the Underwriting Agreement, to purchase up to an additional 1,999,999 shares of Common Stock at the public offering price, less underwriting discounts and commissions.

The Offering is being made pursuant to the Company’s registration statement on Form S-3 (File No. 333-286180), previously filed with the Securities and Exchange Commission (the “SEC”) on March 27, 2025, and declared effective on April 15, 2025, and a prospectus supplement dated December 17, 2025.

Gross proceeds from the Offering will be approximately $100 million, before deducting underwriting discounts and commissions and offering expenses payable by the Company. The Company intends to use the net proceeds from the Offering to for general corporate purposes, which may include funding research and development, capital expenditures, working capital and general and administrative expenses. The purchase and sale of the shares of Common Stock and the closing of the Offering are expected to take place on or about December 18, 2025, subject to the satisfaction of customary closing conditions.

The Underwriting Agreement contains customary representations, warranties and covenants made by the Company. It also provides for customary indemnification by each of the Company and the Underwriters, severally and not jointly, for losses or damages arising out of or in connection with the Offering, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. In addition, pursuant to the terms of the Underwriting Agreement, the directors, executive officers and certain affiliated stockholders of the Company have entered into “lock-up” agreements with the Representatives, which generally prohibit, without the prior written consent of the Representatives and subject to certain exceptions, the sale, transfer or other disposition of securities of the Company prior to January 31, 2026.

The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to the Underwriting Agreement and may be subject to limitations agreed upon by the contracting parties. Accordingly, the Underwriting Agreement is incorporated herein by reference only to provide investors with information regarding the terms of the Underwriting Agreement, and not to provide investors with any other factual information regarding the Company or its business, and should be read in conjunction with the disclosures in the Company’s periodic reports and other filings with the SEC.

The foregoing description of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to the copy of the Underwriting Agreement, which is filed as Exhibit 1.1 to this Current Report on Form 8-K. A copy of the opinion of Paul Hastings LLP, counsel to the Company, relating to the validity of the shares of Common Stock to be issued in the Offering is filed herewith as Exhibit 5.1.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements that involve risks and uncertainties, such as statements related to the anticipated closing of the Offering and the anticipated use of proceeds from the Offering. The risks and uncertainties involved include the Company’s ability to satisfy certain conditions to closing the Offering on a timely basis or at all, market conditions and other risks detailed from time to time in the Company’s periodic reports and other filings with the SEC. You are cautioned not to place undue reliance on forward-looking statements, which are based on the Company’s current expectations and assumptions and speak only as of the date of this Current Report on Form 8-K. The Company does not intend to revise or update any forward-looking statement in this Current Report on Form 8-K as a result of new information, future events or otherwise, except as required by law.

Item 8.01. Other Events.

On December 17, 2025, the Company issued a press release announcing the pricing of the Offering. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Number	Description
1.1	Underwriting Agreement, dated as of December 17, 2025, by and among Kyverna Therapeutics, Inc., J.P. Morgan Securities LLC, Leerink Partners LLC and Morgan Stanley & Co. LLC.

5.1	Opinion of Paul Hastings LLP.

23.1	Consent of Paul Hastings LLP (included in Exhibit 5.1).

99.1	Press Release, dated December 17, 2025.

104	Cover Page Interactive Data File, formatted in Inline Extensible Business Reporting Language (iXBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KYVERNA THERAPEUTICS, INC.

Date: December 17, 2025	By:	/s/ Marc Grasso
Marc Grasso
Chief Financial Officer

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